                                                                    EXHIBIT 99.2



                             CHENIERE ENERGY, INC.
                               TWO ALLEN CENTER
                         1200 SMITH STREET, SUITE 1740
                             HOUSTON, TEXAS 77002


                                              May 22, 1998


Dewey Ballantine LLP
1301 Avenue of the Americas
New York, NY 10019
Attn:  Timothy J. Alvino


Gentlemen:

          Reference is made to that certain Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of May 22, 1998, between Cheniere Energy, Inc. (the "Company") and Dewey Ballantine LLP ("Dewey Ballantine"). As a further inducement to the parties to enter into the Stock Purchase Agreement, the Company hereby agrees with you as follows:

          1. DEFINITIONS. For purposes hereof, terms used but not defined herein have the respective meanings assigned to such terms in the Stock Purchase Agreement.

          2. DISPOSITION OF THE SHARES BY DEWEY BALLANTINE. The parties acknowledge that Dewey Ballantine intends to dispose of the Shares as soon as practicable upon the Closing of the Stock Purchase Agreement. Dewey Ballantine agrees that it will not dispose of more than 5,000 of the Shares (including any True-up Shares) during any calendar day.

          3. CONTINGENT Actions BY THE COMPANY. The Company agrees that if the amount of proceeds received by Dewey Ballantine after payment of all costs and expenses (including brokers' commissions, discounts and similar items) (the "Net Proceeds") from the sale of the Shares is less than $214,699.94, then the Company will either (A) issue such number of additional shares of common stock of the Company (the "True-up Shares") until Dewey Ballantine receives aggregate Net Proceeds from the sale of the Shares and the True-up Shares of $214,699.94 or (B) pay to Dewey Ballantine an amount equal to the difference between $214,699.94 and the Net Proceeds received by Dewey Ballantine from the sale of the Shares.

          4.  ISSUANCE OF TRUE-UP SHARES OR PAYMENT BY THE COMPANY.   Any True-
up Shares to be issued by the Company to Dewey Ballantine or any payment to be made by the Company to Dewey Ballantine pursuant to this letter shall be made within 10 days after receipt by the Company from Dewey Ballantine of evidence of the amount of Net Proceeds from the sale of the Shares. Any such issuance of True-up Shares shall be subject to the same terms and conditions as set forth in the Stock Purchase Agreement. Any such payment shall be made by wire transfer of immediately available funds to the following account:

                    The Chase Manhattan Bank, N.A.
                    ABA# 021000021
                    For account of: Dewey Ballantine Attorney Business
                                    Account
                    Acct. #: 910-1-062983
                    Reference: 55239
                    Attention: Allen R. Yurko
                    Telephone:  (212) 391-7694

          5. EVIDENCE OF SATISFACTION OF INDEBTEDNESS. Upon receipt by Dewey Ballantine of an amount equal to $214,699.94 from the sale of the Shares and the True-up Shares and/or payment by the Company to Dewey Ballantine pursuant to
Section 4 hereof, Dewey Ballantine shall furnish the Company with a certificate to the effect that the Indebtedness has been satisfied.

          6. NOTICES. Any notice or communication provided for by this letter shall be given in the manner set forth in Section 5.3 of the Stock Purchase Agreement.

          7. SUCCESSORS AND ASSIGNS. All agreements contained in this letter or made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          8. GOVERNING LAW. This letter and, unless otherwise provided, all amendments, modifications, supplements, waivers and consents relating hereto shall be construed and enforced in accordance with the law of the State of New York (without giving effect to its conflict of laws principles).

          9. AMENDMENT AND WAIVER. Any provision of this letter may be amended or waived, but only if such amendment is in writing and is signed by the Company and Dewey Ballantine.

          10. COUNTERPARTS. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          11. HEADINGS. The descriptive headings of the Sections of this letter are inserted for convenience only.

          If the foregoing accurately reflects our agreement, kindly sign, date and return to the Company the enclosed duplicate copy of this letter.


                              Very truly yours,

                              CHENIERE ENERGY, INC.



                              By: /s/ Don A. Turkleson
                                  --------------------------------
                                  Name:  Don A. Turkleson
                                  Title: Chief Financial Officer



ACKNOWLEDGED AND AGREED
This 22nd day of May, 1998

DEWEY BALLANTINE LLP


By: /s/ Timothy J. Alvino
    ------------------------------
    Timothy J. Alvino, Partner


By: /s/ Paul L. Nash
    ------------------------------
    Paul L. Nash, Administrative Partner

                                       3